Exhibit 8.1

September 16, 2013

Pioneer Natural Resources Company

5205 N. O’Connor Boulevard, Suite 200

Irving, Texas 75039

Ladies and Gentlemen:

We have acted as counsel to Pioneer Natural Resources Company, a Delaware corporation (the “Company”) in connection with the Company’s registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the proposed issuance by the Company of up to 4,100,000 shares of its common stock, par value $0.01 per share (the “Shares”) pursuant to an Agreement and Plan of Merger dated as of August 9, 2013 (the “Merger Agreement”), by and among the Company, Pioneer Natural Resources USA, Inc. (“Pioneer USA”), a wholly-owned subsidiary of the Company, PNR Acquisition Company, LLC, a wholly-owned subsidiary of the Company, Pioneer Southwest Energy Partners L.P. (“Pioneer Southwest”) and Pioneer Natural Resources GP LLC, a wholly-owned subsidiary of Pioneer USA and the general partner of Pioneer Southwest. In connection therewith, the Company has requested our opinion regarding the description in the Registration Statement of the material U.S. federal income tax consequences to the public unitholders of Pioneer Southwest of the transactions contemplated by the Merger Agreement and the Registration Statement (the “Transactions”).

In connection with the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the proxy statement/prospectus that forms a part of the Registration Statement, (ii) the Merger Agreement and (iii) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate. Our opinion is also based on (i) the accuracy of the representations, statements and facts concerning the Transactions set forth in the Merger Agreement (including, without limitation, the exhibits thereto) and the Registration Statement and we have assumed that such representations, statements and facts will be accurate and complete as of the closing date of the Transactions (as if made as of such time), and (ii) the consummation of the Transactions in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement.

Based on the foregoing, unless otherwise noted in such discussions, the description of the law and the legal conclusions set forth in the discussions under the headings “Material U.S. Federal Income Tax Consequences of the Merger” contained in the Registration Statement constitutes our opinion as to the material U.S. federal income tax consequences of the Transactions to the public unitholders of Pioneer Southwest.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the legislative history with respect thereto, rules and regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof, and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that our conclusions will not be rendered invalid as a result of subsequent changes in the law, including changes to the Code, the regulations thereunder, or the interpretation thereof by the courts or the Internal Revenue Service.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3700 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

Pioneer Natural Resources Company

September 16, 2013   Page 2

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Registration Statement. In giving this consent, we do not admit that we are “experts” as such term is defined in Section 7 of the Securities Act with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,

/s/ Vinson & Elkins L.L.P.